                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


--------------------------------------------------------------------------------
                        CHRYSALIS INTERNATIONAL CORPORATION

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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
                       CHRYSALIS INTERNATIONAL CORPORATION
                                  575 ROUTE 28
                            RARITAN, NEW JERSEY 08869
                            TELEPHONE: (908) 722-7900




                                                                  April 30, 1998



Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Chrysalis International Corporation (the "Company") to be held on June 16, 1998, at 9:00 a.m., at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey.

         This year, your Board of Directors is recommending that you re-elect three Directors for a new three-year term, approve an amendment to increase the number of shares available for issuance under the Company's 1996 Stock Option Plan, and approve the appointment of the independent certified public accountants of the Company for the current fiscal year.

         A notice of the Annual Meeting, form of proxy and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed herewith. In addition, we have enclosed the Annual Report on Form 10-K of the Company (the "Form 10-K") for the fiscal year ended December 31, 1997. These materials are being mailed to stockholders commencing on or about April 30, 1998. If you would like another copy of the Form 10-K, please contact Investor Relations at the Company's executive offices at the above address and telephone number.

         Please read the enclosed information carefully before completing and returning the proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend.



                                         Sincerely,



                                         /s/ PAUL J. SCHMITT
                                         -------------------------------------
                                         Paul J. Schmitt
                                         Chairman of the Board of Directors,
                                         President and Chief Executive Officer

                       CHRYSALIS INTERNATIONAL CORPORATION
                                  575 ROUTE 28
                            RARITAN, NEW JERSEY 08869

                            NOTICE OF ANNUAL MEETING



         The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Chrysalis International Corporation (the "Company") will be held on June 16, 1998, at 9:00 a.m., at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, for the purpose of:

         1.   Electing three (3) Directors for a new three-year term;

         2. Approving an amendment to the Company's 1996 Stock Option Plan to increase from 350,000 shares to 700,000 shares the aggregate number of shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), available for issuance thereunder;

         3. Approving the appointment of the independent certified public accountants of the Company for the current fiscal year; and

         4. Transacting such other business as may properly come before the Annual Meeting.

         The Company's Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.





                                                 /s/ JOHN G. COOPER
                                                 ------------------
                                                 John G. Cooper
                                                 Secretary


April 30, 1998


                               ------------------

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997 is enclosed. The Annual Report on Form 10-K contains financial and other information about the Company, but is not incorporated into the Proxy Statement.

                               ------------------

         PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                       CHRYSALIS INTERNATIONAL CORPORATION
                                  575 ROUTE 28
                            RARITAN, NEW JERSEY 08869


           PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 1998

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chrysalis International Corporation, a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held at 9:00 a.m. at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey on June 16, 1998 (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders commencing on or about April 30, 1998.

         If a stockholder properly executes and returns the enclosed form of proxy it will be voted as directed on all matters properly coming before the Annual Meeting or any adjournments or postponements thereof. The proxy may be revoked at any time prior to its use by: (1) delivering to the Secretary of the Company at the address noted above a signed notice of revocation or a later dated signed proxy; (2) attending the Annual Meeting and voting in person; or
(3) giving notice of revocation of the proxy at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Third Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Board of Directors will be divided into three classes of Directors, with each class to be as nearly equal in number of Directors as possible. At each annual stockholders' meeting, Directors are elected for a term of three years and hold office until their successors are duly elected and qualified or until their earlier removal or resignation. The Board of Directors has nominated Dr. Jack Barbut, Mr. Photios Paulson and Dr. Leigh Thompson to be elected as Class I Directors for a term of office which will expire at the 2001 annual meeting of stockholders. If the nominees become unavailable to serve for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named on the enclosed proxy card may substitute another individual as a nominee. Class II consists of Mr. Desmond H. O'Connell and Dr. Barry Sherman (who replaced John K. Clarke who resigned in August 1997) and their term of office will expire at the 1999 annual meeting of stockholders. Class III consists of Mr. Paul Schmitt and Dr. Christian Jensen and their term of office will expire at the 2000 annual meeting of stockholders.

INFORMATION CONCERNING DIRECTORS

         Information regarding the continuing Directors and the nominees is set forth below:

NAME                                                   AGE             POSITION
----                                                   ---             --------
Paul J. Schmitt(1)                                     46              Chairman of the Board of Directors;
                                                                       President and Chief Executive Officer
Jack Barbut (1)                                        45              Vice Chairman of the Board of Directors;
                                                                       President of Clinical Services
J. Christian Jensen                                    47              Director; President of International Services
Desmond H. O'Connell, Jr.(1)(2)(3)                     62              Director
Photios T. Paulson (2)(3)                              59              Director
W. Leigh Thompson                                      59              Director
Barry M. Sherman                                       56              Director
------------------

(1)  Member of the Nominating Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

DIRECTOR NOMINEES

         PHOTIOS T. PAULSON, DIRECTOR. Mr. Paulson has served as a Director since August 1995. Mr. Paulson is a Vice President of bioMerieux Alliance S.A., a French holding company whose businesses include Clinical Laboratory Diagnostics and Biotechnology Research in Genetic Therapy. From 1991 to 1995, he was Chairman of bioMerieux Vitek, Inc., a diagnostics systems company. Between 1987 and 1991, Mr. Paulson was Senior Advisor of Health Care Industry for Prudential Securities Inc. Prior to 1987, Mr. Paulson had a long career with Becton Dickinson and Company where he served last as Executive Vice President and Chief Operating Officer. Mr. Paulson is also a Director of Novametrix, Inc. Mr. Paulson received his B.S. and M.S. degrees from Stevens Institute of Technology.

         W. LEIGH THOMPSON, PH.D., M.D., DIRECTOR. Dr. Thompson has served as a Director since December 1995. Dr. Thompson is Chief Executive Officer of Profound Quality Resources, Ltd., a consulting firm and a director of various privately held companies. From 1982 to 1994, Dr. Thompson was an employee of Eli Lilly and Company, a pharmaceutical company, holding positions including Executive Vice President of Lilly Research Laboratories and corporate Chief Scientific Officer. He is a Fellow of the American College of Physicians and the American College of Critical Care Medicine and served as President of the Society of Critical Care Medicine. Dr. Thompson received his M.S. and Ph.D. (Pharmacology) degrees and an honorary Sc.D. from the Medical University of South Carolina.

         JACK BARBUT, SC.D., DIRECTOR, VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND PRESIDENT, CLINICAL SERVICES. In December 1996, in connection with the acquisition of the clinical services business (the "BioClin Group"), Dr. Barbut was appointed as Vice Chairman of the Board of Directors and President, Clinical Services of the Company and was elected to the Board of Directors of the Company. Dr. Barbut founded the clinical services business in 1979 and oversaw its operations thereafter. Dr. Barbut received his Sc.D. degree in systems engineering from The Polytechnic Institute in Lausanne, Switzerland.

CONTINUING DIRECTORS

                                    CLASS II

         DESMOND H. O'CONNELL, JR., DIRECTOR. Mr. O'Connell has served as a Director of the Company since April 1991. He is also a Director of Abiomed, Inc. From December 1992 until December 1993, he served as the Chairman, Management Committee of Chrysalis Preclinical Services. During 1991, he served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc., a medical products company. Since September 1990, he has been an independent management consultant. Prior to 1990, Mr. O'Connell's career focused on the health care industry and included ten years (1980-1990) at BOC Health Care, his last position being President and CEO, and ten years (1970-1980) at Baxter Laboratories, Inc., where his responsibilities included Vice President, Corporate Development, President, Hyland Division and President, International Division. Mr. O'Connell received a B.S. degree from the University of Notre Dame and received an M.B.A. degree from Harvard University. Mr. O'Connell's current three-year term as a Director will expire in 1999.

         BARRY M. SHERMAN, M.D., DIRECTOR. Dr. Sherman has served as a Director of the Company since August 1997. He is President and Chief Executive with Anergen, Inc., a biotechnology company. He has served in that capacity since joining the company in May 1996. Prior to joining Anergen, he was with Genentech, Inc., a biotechnology company, from 1985 until 1996, most recently serving as Senior Vice President and Chief Medical Officer. Dr. Sherman received his AB and MD degrees from the University of Michigan. Dr. Sherman's term as a Director will expire in 1999.

                                    CLASS III

         PAUL J. SCHMITT, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Schmitt has served as Chairman of the Board of Directors since October 1994. Mr. Schmitt joined the Company as President and Chief Executive Officer and was elected as a Director of the Company in November 1988. From May 1986 to October 1988, Mr. Schmitt was President of Biolectron, Inc., a medical device company. Prior to joining Biolectron, Mr. Schmitt was with the BOC Group, PLC, an industrial gas and health care company, where, from October 1981 until May 1986, he served as Vice President and General Manager in BOC's health care group. Mr. Schmitt received his B.S. degree in finance from Lehigh University and his M.B.A. degree from Rutgers University. Mr. Schmitt's current three-year term as a Director will expire in 2000.

         J. CHRISTIAN JENSEN, PH.D., DIRECTOR AND PRESIDENT, INTERNATIONAL SERVICES. In December 1996, in connection with the acquisition of the clinical services business, Dr. Jensen was appointed as President, International Services of the Company and was elected to the Board of Directors of the Company at the 1997 annual meeting of stockholders. Dr. Jensen joined the BioClin Group in 1991 and, prior to the acquisition, served as President of the BioClin Group's European operations and Chief Operating Officer of the BioClin Group. Dr. Jensen served as Human Pharmacology Expert from 1989 to 1991 and Pharmacological and Medical Expert from 1986 to 1989 at Sandoz Pharma Ltd. From 1981 to 1986, he was a pharmacologist and toxicologist at the University of Bonn Medical Clinics. In 1986, Dr. Jensen became an associate professor of Clinical Pharmacology at the University of Bonn and received his B.S. degree in Biology from Baker University and a Ph.D. degree in Pharmacology and Toxicology from the University of Kansas. Dr. Jensen's current three-year term as a Director will expire in 2000.

DIRECTORS MEETINGS AND COMMITTEES

         The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the Company's management and the Company's independent certified public accountants the overall scope and specific plans for the accountants' audit. The Audit Committee meets with the Company's senior management and independent public accountants to discuss the results of the accountants' examination and the Company's systems, controls and reporting. The Audit Committee held one meeting in 1997.

         The Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers executive benefit plans and grants stock options. The Compensation Committee held three meetings in 1997.

         The Nominating Committee considers and reviews the qualifications of potential nominees for Directors and nominates a slate of nominees for election as Directors at each annual meeting of stockholders and, when in certain circumstances vacancies occur, candidates for election by the Board of Directors. The Nominating Committee held one meeting in 1997. The Nominating Committee is normally able to identify from its own resources the names of qualified nominees, but it will accept from stockholders' recommendations of individuals to be considered as nominees. Any such nominations should be submitted in writing to the Company at 575 Route 28, Raritan, New Jersey 08869,
Attention: Corporate Secretary.

         The Board of Directors held nine meetings in 1997. Except for Dr. Thompson who attended three meetings, all of the Directors attended at least seventy-five percent (75%) of the total meetings held by the Board of Directors and by the Committees on which they served during 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Desmond H. O'Connell, Jr. and Photios T. Paulson are members of the Compensation Committee. Mr. O'Connell, Chairman of the Compensation Committee, also served as Chairman of the Management Committee of Chrysalis Preclinical Services from December 1992 until December 1993.

COMPENSATION OF DIRECTORS

         The Directors of the Company do not receive annual retainers, meeting fees or other cash compensation of any kind for their service as Directors, but are reimbursed for their travel expenses in attending meetings. Pursuant to the Company's 1996 Stock Option Plan, Directors who were not employees of the Company or any of its subsidiaries ("Nonemployee Directors") received certain automatic grants of stock options under the Company's 1996 Stock Option Plan as follows: (i) each Nonemployee Director elected to the Board of Directors would receive options to purchase 30,000 shares with the option price set at the fair market value of the underlying shares on the date of election to the Board of Directors; (ii) every three years subsequent to the date of the initial grant of 30,000 options, each Director who remains on the Board of Directors would receive an additional 30,000 options with the option price set at the fair market value of the underlying shares on the date of the grant; and (iii) immediately following the fifth annual meeting of the Company's stockholders that is held following the commencement of a Nonemployee Director's continuous service as such, he will be automatically granted an option to purchase 7,000 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock and other equity securities of the Company. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

         Reports received by the Company indicate that Mr. Paulson failed to timely file a Form 5 in 1997.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 1, 1998, by (i) each of those persons known to the Company to be a beneficial owner of more than five percent of the Common Stock, (ii) each of the Company's Directors and the Named Executive Officers (as defined in "Compensation of Executive Officers--Summary Compensation Table") and (iii) all Directors and executive officers of the Company as a group. All information with respect to beneficial ownership by the Directors, executive officers and beneficial owners has been furnished by the respective Director, executive officer or beneficial owner, as the case may be. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. The information contained herein regarding share ownership of persons beneficially owning five percent or more of the Common Stock other than executive officers and Directors was obtained from required filings of such persons with the Securities and Exchange Commission.

                                                                                                          PERCENTAGE OF
                                                                         NUMBER OF SHARES                 COMMON STOCK
               NAMES AND ADDRESSES                                           OF COMMON                    BENEFICIALLY
                BENEFICIAL OWNER                                             STOCK(1)                         OWNED
                ----------------                                             --------                         -----
Jack Barbut, Sc.D.                                                           970,327(2)                       8.48%
575 Route 28, Raritan, New Jersey

Alec Hackel                                                                  955,294(2)                       8.36%
Flueliweg 3, 6045 Meggen, Switzerland

J. Christian Jensen, Ph. D.                                                  651,896(2)                       5.70%
575 Route 28, Raritan, New Jersey

Paul J. Schmitt                                                              402,773(3)                       3.41%

John G. Cooper                                                               212,714(4)                       1.83%

Leif Modeweg, D.V.M.                                                         132,877(5)                       1.15%

Desmond H. O'Connell                                                          65,390(6)                           *

Photios T. Paulson                                                            31,370(7)                           *

W. Leigh Thompson Ph.D., M.D.                                                 22,000(8)                           *

Barry M. Sherman, M.D.                                                         5,863(9)                           *

All Directors and executive officers as a group (9 persons)               2,495,210(10)                      20.31%

------------------
*    Less than one percent.

(1) Shares identified in the footnotes below which are subject to exercisable options were deemed to be outstanding as of January 1, 1998 for purposes of Rule 13d-3 under the Exchange Act.

(2) Pursuant to a Schedule 13D filed on December 19, 1996, as amended April 21, 1997, Mr. Hackel, Dr. Barbut and Dr. Jensen disclosed that they intend to vote all shares beneficially owned by them together as a "group". Includes 15,034 and 15,034 shares of Common Stock which Dr. Barbut and Dr. Jensen, respectively, had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(3) Includes 397,890 shares of Common Stock which Mr. Schmitt had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(4) Includes 208,060 shares of Common Stock which Mr. Cooper had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(5) Includes 132,877 shares of Common Stock which Dr. Modeweg had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(6) Includes 30,170 shares of Common Stock which Mr. O'Connell had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(7) Includes 25,370 shares of Common Stock which Mr. Paulson had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(8) Includes 22,000 shares of Common Stock which Dr. Thompson had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(9) Includes 5,863 shares of Common Stock which Dr. Sherman had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

(10) Includes 852,298 shares of Common Stock which all Directors and executive officers, as a group, had the right to acquire upon the exercise of stock options within 60 days after January 1, 1998.

COMPENSATION OF EXECUTIVE OFFICERS

                           REPORT OF THE COMPENSATION
                       COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the compensation to be paid to the Chief Executive Officer ("CEO") and each of the other executive officers of the Company. The Compensation Committee is composed of Mr. O'Connell and Mr. Paulson. Mr. O'Connell serves as the Chairman of the Compensation Committee. Each member of the Compensation Committee is a Nonemployee Director.

         This Report sets forth policies used by the Compensation Committee in determining the compensation paid by the Company to its executive officers, including the Named Executive Officers (as defined in "--Summary Compensation Table").

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION
PROGRAMS:

         The overall compensation philosophy of the Company is to ensure that executive officer compensation, both in the short and long term, will promote the long-term objectives of the Company by attracting and retaining superior talent and rewarding performance. The Company's compensation is structured to create a mutuality of interest between executive officers and long-term stockholders through programs that share the rewards and risks of strategic decision-making.

         The Compensation Committee believes that the Company's executive compensation program provides an overall level of compensation that is competitive within the health care industry, primarily the Contract Research Organization ("CRO") sector, and recognizes the increasing responsibility of executive officers as the Company grows. In establishing base salaries, cash bonuses and incentive compensation programs, the Compensation Committee assesses periodic compensation surveys. The executive officers' compensation is compared to peer executive groups surveyed as a guideline for compensation levels. Although the Compensation Committee uses the average compensation levels reported in the surveys as targets, actual compensation levels may be greater or less than average competitive levels in surveyed companies based on the performance of the Company and the individual.

         The Company's basic executive officer compensation package is comprised of base salary, cash bonuses, long-term incentive compensation in the form of stock options, and various other benefits which are generally available to employees of the Company.

         Compensation decisions are determined in a structured annual review by the Compensation Committee with input from the CEO in all determinations other than his own. This annual review considers the decision-making responsibilities of each position and the individual's experience, work performance and progress in satisfying individual and Company objectives. The Compensation Committee weighs the Comparative Stock Performance Graph below and other various important factors in its decisions to determine the basis by which compensation should be measured. See "Comparative Stock Performance Graph." In this regard, the Compensation Committee is disappointed with the business and stock price performance and has directed the Management of the Company to seek ways of improving stockholder value.

BASE COMPENSATION:

         The Compensation Committee is cognizant and responsive to growing levels of executive responsibility as the size and complexity of the Company increases. Because base salary is a critical component of the Company's success in attracting and retaining key executives, the Compensation Committee seeks to maintain base compensation levels competitive to average compensation levels for executive peer groups within the health care industry, primarily the CRO sector.

         The base salaries for Mr. Cooper and Dr. Modeweg, which appear in the Summary Compensation Table, increased 6.1% and 11.4%, respectively, excluding the effect of the translation of Dr. Modeweg's base compensation from French Francs to U.S. dollars. The increases were primarily associated with the assumption by these individuals of increased operational responsibilities. Additionally, upon the annual salary review in June 1997 for Mr. Cooper, given the Company's financial results, Mr. Cooper volunteered, and the Compensation Committee concurred, that his base salary should remain at $155,000 consistent with the base effective June 1996. The base salaries for Dr. Barbut and Dr. Jensen reflect compensation as provided by their respective contracts assumed with the merger of the BioClin Group and the Company. Furthermore, effective in March 1998 Dr. Barbut volunteered, and the Compensation Committee concurred, to reduce his salary from $260,000 to $230,000 until an improvement in the Company's financial results is achieved on a consistent basis.

CASH BONUSES:

         The Compensation Committee adopted a bonus plan for the executive officer group for 1997 performance with payout determinations under such plan based on the achievement of financial performance targets and on individual performance objectives. Bonuses paid in 1997 to Mr. Schmitt and Mr. Cooper were earned as a one-time bonus for special efforts expended in effecting the merger of the BioClin Group with the Company in December 1996. The bonus paid to Dr. Modeweg was comprised of achievement of financial targets associated with the Preclinical European operations and special efforts expended in effecting the merger of the BioClin Group with the Company.

LONG-TERM INCENTIVE COMPENSATION:

         The Compensation Committee utilizes stock options as its primary long-term incentive compensation mechanism for executive officers. The objective of the program is to align executive and stockholder long-term interests by creating a strong and direct link between executive pay and long-term stockholder return, thereby enabling executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

         The Company established a four-year vesting schedule for options granted to executives in order to focus the efforts of executive officers on the long-term strategy of the Company.

         The Compensation Committee conducts a formal review from time to time of the stock option holdings and vesting status of each executive officer. The Compensation Committee makes stock option grants to the Named Executive Officers based on such factors as the strategic development of the Company, growth and performance of the Company, individual performance contribution, total stock options and related vesting positions for each executive officer of the Company, and length of service.

CHIEF EXECUTIVE OFFICER COMPENSATION:

         It is the Compensation Committee's philosophy that compensation for the CEO should be directly linked to the achievement of the specific business objectives established to accomplish the long-term goals of the Company. The compensation program for the CEO integrates with the Company's annual and long-term business objectives and strategy, and focuses the CEO's efforts and energies on the fulfillment of those objectives. Through this strategy, the Company believes the CEO's compensation is directly aligned with the long-term interests of stockholders. It is also the Compensation Committee's philosophy that to attract and retain a qualified individual for this critical executive position, compensation for the CEO must be competitive with his peer group in the industry. The CEO's compensation is comprised of the same elements as other executive officers: base salary; cash bonuses; long-term incentives in the form of stock options; and various benefits which are generally available to employees of the Company. In considering the compensation for the CEO for 1997, the Compensation Committee weighed the performance of the Company's stock price, conducted a review of the CEO's performance and compared the CEO's compensation levels with his peer group within related industries.

         The Compensation Committee and the CEO are disappointed with the performance of the business in 1997 and have discussed specific programs to improve overall business results. Upon his annual salary review in June 1997, given the Company's financial results, Mr. Schmitt volunteered, and the Compensation Committee concurred, that his base salary should remain at $260,000 consistent with the base effective June 1, 1996. Furthermore, effective in March 1998, Mr. Schmitt volunteered, and the Compensation Committee concurred, to reduce his salary from $260,000 to $230,000 until an improvement in the Company's financial results is achieved on a consistent basis.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION:

The Compensation Committee has reviewed the regulations under the federal income tax legislation adopted during 1993 that limits the deductibility of certain executive compensation in excess of $1 million and has determined that any nondeductible payments under the Company's existing compensation programs would be highly unlikely.

         DESMOND H. O'CONNELL, JR., Chairman
         PHOTIOS T. PAULSON, Member of the Compensation Committee


COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index") and (ii) the NASDAQ Health Services Index (the "Health Services Index"), assuming in each case an investment of $100 on December 31, 1992 in the Common Stock of the Company, the stocks comprising the NASDAQ Index and the stocks comprising the Health Services Index.

                                    [GRAPH]

-------------------------------------------------------------------------------------------------
                                        1992      1993      1994      1995      1996      1997
-------------------------------------------------------------------------------------------------
CRLS                                    $100.00   $ 60.19   $ 68.52   $ 53.70   $ 64.81   $ 31.94
NASDAQ                                  $100.00   $114.79   $112.21   $158.56   $195.18   $239.61
NASDAQ Health Services                  $100.00   $115.38   $120.85   $158.25   $157.36   $161.38
-------------------------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

         The following table sets forth the annual and long-term compensation for the Company's CEO and each of the four other most highly compensated executive officers, other than the CEO, who were serving as executive officers at the end of the Company's last completed fiscal year (collectively, the "Named Executive Officers"), as well as the total compensation paid to each of these individuals by the Company for the Company's previous two fiscal years.

                                                                             LONG-TERM COMPENSATION
                                                                             ----------------------
                                             ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                                             -------------------           ------------------------  -------
                                                                           RESTRICTED   SECURITIES
                                                                              STOCK     UNDERLYING     LTIP     ALL OTHER
         NAME AND                     SALARY       BONUS    OTHER ANNUAL    AWARD(S)   OPTIONS/SARS   PAYOUTS COMPENSATION
    PRINCIPAL POSITION       YEAR       ($)         ($)     COMPENSATION       ($)          (#)         ($)        ($)
    ------------------       ----     ------      ------    ------------    --------- -------------  -------  --------
Mr. Schmitt                  1997    260,000     19,250         --              --            --        --      8,598(1)
Chairman of the Board        1996    251,625         --         --              --        60,000        --      8,013(2)
of Directors, President      1995    241,865         --         --              --        50,000        --      7,862(3)
and Chief Executive Officer

Dr. Jack Barbut              1997    247,520         --         --              --            --        --      1,000(4)
Vice Chairman of the Board   1996        --(5)       --         --              --        50,000        --             --
of Directors, President,     1995        --          --         --              --            --        --             --
Chrysalis Clinical Services

Dr. J. Christian Jensen(6)   1997    160,850                    --              --            --               45,459(7)
President,                   1996   14,139(5)        --         --              --        50,000        --      2,333(8)
International Services       1995         --         --         --              --            --        --             --

Dr. Modeweg(9)               1997    155,953     20,084         --              --            --        --             --
President, Chrysalis         1996    167,685     12,600         --              --            --        --             --
Preclinical Services,        1995    168,830         --         --              --        50,000        --             --
Vice President

Mr. Cooper(10)               1997    155,000     10,870         --              --            --        --     5,882(11)
Senior Vice President,       1996    146,026         --         --              --        42,500        --     5,650(12)
Chief Financial Officer,     1995    134,065         --         --              --        50,000        --     5,215(13)
Treasurer and Secretary

------------------

(1) Includes $4,700 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $731 of group term life insurance premiums paid by the Company and $3,167 of long-term disability insurance premiums paid by the Company.

(2) Includes $4,750 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $413 of group term life insurance premiums paid by the Company and $2,850 of long-term disability insurance premiums paid by the Company.

(3) Includes $4,620 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $392 of group term life insurance premiums paid by the Company and $2,850 of long-term disability insurance premiums paid by the Company.

(4)  Includes $1,000 of life insurance premiums paid by the Company.

(5) Dr. Barbut and Dr. Jensen commenced employment with the Company on December 18, 1996. The salary for Dr. Jensen for fiscal 1996 only reflects payments by the Company for the period from December 18, 1996 to December 31, 1996. There were no payments made to Dr. Barbut for this period.

(6) Dr. Jensen's salary and other cash compensation, except payments to the Company's pension plan, is paid in Swiss Francs. Payments to the Company's pension plan are made in Deutsche Marks. Dr. Jensen's salary and other compensation, excluding payments to the Company's pension plan, totaled 275,000 CHF and 17,570 CHF in 1997 and 1996, respectively. Payments to the Company's pension plan totaled 28,250 DM in 1997. The salary amounts contained in this table have been translated to U.S. dollars based on an average exchange rate for 1997 of 1.4485 Swiss Francs per U.S. dollar and
     1.7321 Deutsche Marks per U.S. dollar, and for 1996 based on an average exchange rate of 1.2427 Swiss Francs per U.S. dollar.

(7) Includes $16,465 of Company contributions to a pension plan, $20,711 of tuition expenses and $8,284 of car related expenses paid by the Company.

(8)  Includes $2,333 of car related expenses paid by the Company.

(9) Dr. Modeweg's salary and other cash compensation is paid in French Francs. Dr. Modeweg received total compensation in French Francs of 1,027,706 in 1997, 922,824 in 1996 and 841,618 in 1995. The salary amounts contained in this table have been translated to U.S. dollars based on an average exchange rate for 1997 of 5.838 French Francs per U.S. dollar, an average exchange rate for 1996 of 5.1187 French Francs per U.S. dollar and an average exchange rate for 1995 of 4.985 French Francs per U.S. dollar.

(10) On May 29, 1996, Mr. Cooper was elected as Senior Vice President of the Company. Prior to such time, Mr. Cooper had been Vice President of the Company.

(11) Includes $4,750 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $138 of group term life insurance premiums paid by the Company and $994 of long-term disability insurance premiums paid by the Company.

(12) Includes $4,628 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $128 of group term life insurance premiums paid by the Company and $894 of long-term disability insurance premiums paid by the Company.

(13) Includes $4,210 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $111 of group term life insurance premiums paid by the Company, and $894 of long-term disability insurance premiums paid by the Company.

STOCK OPTIONS

         There were no grants of stock options to the Named Executive Officers made during 1997.

OPTION EXERCISES AND HOLDINGS

         The following table contains information regarding the exercise of stock options during 1997 by the Named Executive Officers and unexercised options held by them at the end of 1997.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                              NUMBER OF
                                                                             SECURITIES                 VALUE OF
                                                                             UNDERLYING                UNEXERCISED
                                                                             UNEXERCISED              IN-THE-MONEY
                                                                            OPTIONS/SARS              OPTIONS/SARS
                                                                              AT FISCAL                 AT FISCAL
                                       SHARES               VALUE             YEAR-END                  YEAR-END
                                     ACQUIRED ON          REALIZED         EXERCISABLE(E)/           EXERCISABLE(E)/
NAME                                  EXERCISE               ($)          UNEXERCISABLE(U)          UNEXERCISABLE(U)
----                                  --------               ---          ----------------          ----------------
Mr. Schmitt                               0                  0             393,370(E)               $259,888(E)
                                                                            52,130(U)                      0(U)

Mr. Cooper                                0                  0             204,259(E)                 87,800(E)
                                                                            38,241(U)                      0(U)

Dr.  Modeweg                              0                  0             129,795(E)                      0(E)
                                                                            20,205(U)                      0(U)

Dr. Barbut                                0                  0              12,979(E)                      0(E)
                                          0                  0              37,021(U)                      0(U)

Dr. Jensen                                0                  0              12,979(E)                      0(E)
                                          0                  0              37,021(E)                      0(U)

EMPLOYMENT AGREEMENTS

         Messrs. Schmitt and Cooper and Dr. Modeweg, Dr. Barbut and Dr. Jensen are parties to employment agreements with the Company (or, in Dr. Modeweg's case, with Chrysalis International Preclinical Services Corporation). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Chrysalis Preclinical Services entered into an employment agreement with Dr. Modeweg in 1993 that provides that in the event that Dr. Modeweg is terminated for reasons other than reckless or gross misconduct, Chrysalis Preclinical Services and Dr. Modeweg will enter into a consulting agreement. Such consulting agreement would provide for the continued services of Dr. Modeweg for a term, at the option of Chrysalis Preclinical Services, of one or two years at compensation levels substantially equivalent to that received by Dr. Modeweg as President of Chrysalis Preclinical Services. In the event that Chrysalis Preclinical Services elects a term of two years for the consulting agreement, Dr. Modeweg would be subject to a non-competition clause for a period of one year following the effective date of his termination. The agreement is subject to automatic renewal on a year-to-year basis unless Chrysalis Preclinical Services provides advance notice of its intent to terminate the arrangement.

         The Company is a party to a letter agreement with Paul J. Schmitt that provides Mr. Schmitt with a severance package in the event that he is terminated without cause, as defined in the agreement. The agreement obligates the Company to provide Mr. Schmitt with pay at his base salary rate and certain benefit coverage for up to 12 months following his termination, provided that certain conditions are met. In addition, in the event of a change of control of the Company, resulting in a change of duties or responsibilities of Mr. Schmitt, he may, under certain circumstances, treat such change as a termination of employment and he would be entitled to receive 12 months of salary plus immediate vesting of all outstanding options. The term of his agreement expires on June 2, 2000.

         The Company is a party to a letter agreement with John G. Cooper that provides Mr. Cooper with a severance package in the event that he is terminated without cause, as defined in the agreement. The agreement obligates the Company to provide Mr. Cooper with pay at his base salary rate and certain benefit coverage for up to 12 months following his termination, provided that certain conditions are met. In addition, in the event of a change of control of the Company, resulting in a change of duties or responsibilities of Mr. Cooper, he may, under certain circumstances, treat such change as a termination of employment and he would be entitled to receive 12 months of salary plus immediate vesting of all outstanding options. The term of his agreement expires on May 28, 2001.

         The Company entered into employment agreements with Dr. Barbut and Dr. Jensen on December 18, 1996. Pursuant to these employment agreements, Dr. Barbut and Dr. Jensen are compensated and provided other benefits comparable to other senior executives of the Company and commensurate with their duties and responsibilities. The employment agreements provide for severance payments to Dr. Barbut and Dr. Jensen in the event that they are terminated without cause, as defined therein. The employment agreements also contain standard non-compete and non-solicitation provisions. The term of each employment agreement expires December 18, 1998.

                 APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

         The Board of Directors has approved, subject to the further approval of the stockholders of the Company, certain amendments to the Company's 1996 Stock Option Plan (the "1996 Plan"), as described below.

         The Company recognizes the importance of attracting and retaining outstanding individuals as officers, key employees and consultants, and of stimulating the active interest of these persons in the development and financial success of the Company. The Board of Directors believes that the 1996 Plan is a significant factor in furtherance of these objectives and has, through the 1996 Plan, furnished incentives to officers, employees and consultants to increase the Company's profits by providing such persons with opportunities to acquire shares of the Common Stock of the Company on advantageous terms. In light of the competitive industry in which the Company participates, the Board of Directors believes the 1996 Plan is a particularly important factor in the Company's overall compensation program and in attracting and retaining officers, key employees and consultants. The following summary of the 1996 Plan is qualified in its entirety by reference to the 1996 Plan, as amended, which is attached hereto as Appendix A.

         Officers and key employees of, as well as consultants whose services have been retained by, the Company and its subsidiaries, which presently consists of approximately 280 individuals, are eligible to receive stock options under the 1996 Plan. The purpose of the 1996 Plan is to attract and retain outstanding individuals as officers, key employees and consultants of the Company and its subsidiaries, and to furnish incentives to such persons to increase the Company's profits by providing them opportunities to acquire shares of Common Stock of the Company on advantageous terms. The 1996 Plan is administered by the Compensation Committee of the Board of Directors, consisting of Messrs. O'Connell and Paulson (who are each "Nonemployee Directors" as defined in Rule 16b-3 under the Exchange Act), which determines the terms and conditions of stock options issued under the 1996 Plan, amounts of benefits granted, and the officers, key employees and consultants who shall receive them. Options granted under the 1996 Plan may be (i) options that are intended to qualify under particular provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect from time to time; (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing; provided, however, that options that are intended to qualify under the Code may not be granted to consultants under the 1996 Plan. See "--Federal Income Tax Consequences for 1996 Plan" for a discussion of the tax treatment of such options.

         The 1996 Plan presently authorizes the granting of options to purchase up to an aggregate of 350,000 shares of the Company's Common Stock. Option agreements evidencing the grant of options are required to specify an option price which may be less than, equal to or greater than the fair market value of shares of Common Stock of the Company on the date of grant. Historically, the Company's practice has been to specify that the option price is equal to the closing price of the underlying shares of Common Stock on the date of grant. Under the 1996 Plan, to date, the Company has not granted options at a price less than the closing price of the underlying shares of Common Stock on the date of grant.

         Option agreements must also specify the methods of payment of the option price, which may be (i) in cash or by check acceptable to the Company;
(ii) by delivery of Common Stock of the Company already owned by the optionee having a fair value at the time of exercise equal to the total option price; or
(iii) a combination of such methods of payment. Any option may provide for deferred payment of the option price from the proceeds of the sale through a bank or broker of some or all of the shares of Common Stock to which the exercise relates. No stock option granted under the 1996 Plan may be exercised more than ten years from the date of grant. Outstanding options are subject to adjustment in specified events, such as stock dividends, stock splits, recapitalizations and mergers, and the number of shares authorized by the 1996 Plan is subject to adjustment in those events. In the case of such events, options may be required to be surrendered in exchange for alternative consideration as the Board of Directors may cancel any option granted under the 1996 Plan and, in replacement thereof, grant new options for any number of shares and at any option price as it deems advisable.

         The 1996 Plan provides that under no circumstances may any particular optionee be granted options with respect to more than 150,000 shares during any three year period. In addition, the Code requires that the aggregate fair market value (determined at the time the options are granted) of stock with respect to which "incentive stock options" are exercisable for the first time by any one employee during any calendar year not exceed a total of $100,000.

         The 1996 Plan may be amended by the Board of Directors of the Company without stockholder approval; however, without stockholder approval, no such amendment may (i) increase the maximum number of shares of Common Stock available under the 1996 Plan or (ii) change the eligible participants under the 1996 Plan.

NONEMPLOYEE DIRECTORS

         Nonemployee Directors will automatically be granted nonqualified stock options under the 1996 Plan as follows:

              (i) A nonqualified option to purchase 30,000 shares of the Company's Common Stock shall be granted to each Nonemployee Director on the date he or she is first elected or appointed to the Board of Directors on or after September 30, 1996.

              (ii) A nonqualified option to purchase 30,000 share of the Company's Common Stock shall be granted to each Nonemployee Director, in the case of Nonemployee Directors who are members of the Board of Directors prior to September 30, 1996, every three fiscal years subsequent to the last grant to such Nonemployee Director pursuant to the 1991 Plan on the anniversary date of such grant, and in the case of Nonemployee Directors who became members of the Board of Directors on or after September 30, 1996, every three years subsequent to the date of his or her initial grant of 30,000 shares pursuant to Paragraph 8(a)(i) on the anniversary date of such initial grant.

              (iii) Immediately following the fifth annual meeting of the Company's stockholders that is held following the commencement of his or her continuous service as a Nonemployee Director, a nonqualified option to purchase 7,000 shares of the Company's Common Stock shall be granted to each Nonemployee Director who fifth anniversary of continuous service as a Nonemployee Director occurs at any time following such annual meeting.

Such grants to Nonemployee Directors must be evidenced by an agreement substantially in the form of Exhibit A to the 1996 Plan. The option price of such grants to Nonemployee Directors shall equal the closing price of the Common Stock on the NASDAQ National Market on the date of grant. The adjustment and substitution provisions described above under "--General" also apply to such grants to Nonemployee Directors. However, the cancellation provisions described above under "--General" do not apply to such grants to Nonemployee Directors.

AMENDMENTS TO 1996 PLAN

         In April 1998, the Board of Directors approved an increase in the maximum number of shares authorized under the 1996 Plan, by 350,000 shares, for an aggregate of 700,000 shares available under the 1996 Plan. Such amendment to the 1996 Plan remains subject to stockholder approval.

         Based on the closing price of the Company's Common Stock on the NASDAQ National Market on April 17, 1998, the market value of shares of Common Stock underlying the 350,000 additional shares being authorized under the 1996 Plan would be $1,006,250.

         The following table sets forth information with respect to grants of options pursuant to the 1996 Plan made during fiscal 1997 to the Named Executive Officers, the executive officers of the Company as a group, the Nonemployee Directors as a group, each nominee for election as Director, and all employees, who are not executive officers, as a group:

                                                                                          NUMBER OF SHARES
                                                                                          UNDERLYING OPTIONS
                                    NAME AND POSITION                                     GRANTED IN FISCAL 1997
                                    -----------------                                     ----------------------
Paul J. Schmitt
         Chairman of the Board of Directors,
         President and Chief Executive Officer                                                               -0-

Dr. Jack Barbut
         Vice Chairman of the Board of Directors
         and President, Chrysalis Clinical Services                                                          -0-


John G. Cooper
         Senior Vice President, Chief Financial
         Officer, Treasurer and Secretary                                                                    -0-


Dr. J. Christian Jensen
         President, International Services                                                                   -0-


Dr. Leif Modeweg
         Vice President and President, Chrysalis
         Preclinical Services                                                                                -0-

Executive Group                                                                                              -0-

Non-Executive Director Group                                                                                 -0-

Non-Executive-Officer Employee Group                                                                         -0-

Consultants                                                                                                  -0-


FEDERAL INCOME TAX CONSEQUENCES FOR 1996 PLAN

         The following is a brief summary of certain of the federal income tax consequences to individuals receiving grants of options under the 1996 Plan. The following summary is based upon federal income tax laws in effect on April 1, 1998 and is not intended to be complete or to describe any state or local tax consequences.

         Nonqualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a nonqualified stock option is granted,
(ii) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (iii) at sale, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

         If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

         Special Rules Applicable to Officers and Nonemployee Directors. In limited circumstances where the sale of stock received as a result of a grant or award could subject an officer or Nonemployee Director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or Nonemployee Director may differ from the tax consequences described above. In these circumstances, unless an election under Section 83(b) of the Code has been made, the principal difference (in cases where the officer or Nonemployee Director would otherwise be currently taxed upon his receipt of the stock) usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or Nonemployee Director to suit under Section 16(b) of the Exchange Act, but no longer than six months.

         Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer or entity for which the participant performs services should be entitled to a corresponding deduction, provided, among other things, such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of
Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

       APPROVAL OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors recommends a vote for the approval of the appointment of KPMG Peat Marwick LLP as the independent certified public accountants of the Company and certain of its subsidiaries to audit the books and accounts for the Company and certain of its subsidiaries for the year ended December 31, 1998. It is expected that representatives of KPMG Peat Marwick LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                      SUBMISSION OF STOCKHOLDERS' PROPOSALS

         Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the Company's next annual meeting should be received at the Company's executive offices on or before January 1, 1999. Such proposals should be submitted by certified mail, return receipt requested.

                                  OTHER MATTERS

         The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

         It is not anticipated that any other matters will be brought before the Annual Meeting for action; however, if any such other matters shall properly come before the Annual Meeting or any adjournments or postponements thereof, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

RECORD DATE; VOTING

         The Board of Directors has fixed the close of business on April 17, 1998 as the record date (the "Record Date") for determining the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding 11,451,084 shares of the Common Stock, all of one class, and all of which are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held. In accordance with General Corporation Law of the State of Delaware, the Company's Certificate and the Company's Third Amended and Restated Bylaws, the Company may, if necessary, convene and, by a vote of the stockholders, adjourn the Annual Meeting to a later date or dates, without changing the Record Date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy card to vote in favor of such an adjournment.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. In all matters, other than the election of Directors, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present, entitled to vote and actually voting at the Annual Meeting in person or by proxy on such matter is required to approve each proposal to be considered at the Annual Meeting or any adjournments or postponements thereof. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval of the Company's stockholders. At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting.

         The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
(1) for the nominees for Director named earlier in this Proxy Statement; (2) for approval of the amendment to the Company's 1996 Stock Option Plan; and (3) for approval of the appointment of the independent certified public accountants.





                                                 /s/ JOHN G. COOPER
                                                 ------------------
                                                 John G. Cooper
                                                 Secretary


Raritan, New Jersey
April 30, 1998


         IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A


                       CHRYSALIS INTERNATIONAL CORPORATION
                   AMENDED AND RESTATED 1996 STOCK OPTION PLAN
                   (Amended and Restated as of April 30, 1998)

         1. The total number of shares that may be issued and sold under options granted pursuant to this Stock Option Plan shall not exceed 700,000 shares of the Company's Common Stock, par value $.01 per share, except to the extent of adjustments authorized by the last sentence of Paragraph 9 of this Stock Option Plan. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.

         2. The Board of Directors of the Company may, from time to time and upon such terms and conditions as it may determine, authorize the granting to officers (including officers who are members of the Board of Directors) and other key employees of, and consultants whose services have been retained by, the Company or any of its subsidiaries, of options to buy from the Company shares of its Common Stock and may fix the number of shares to be covered by each such option. Successive options may be granted to the same person regardless whether any options previously granted to such person remain unexercised.

         3. Options granted under this Stock Option Plan may be (i) options that are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time to time (the "Code"), (ii) options that are not intended so to qualify under the Code, or (iii) combinations of the foregoing; provided, however, that options that are intended to qualify under particular provisions of the Code may not be granted to consultants under this Stock Option Plan. No option shall be exercisable more than 10 years from the date of grant. Except as otherwise expressly determined by the Board of Directors, no option shall be transferable by the optionee except by will or the laws of descent and distribution. Options shall be exercisable during the optionee's lifetime (or any permitted transferee's lifetime, as the case may be) only by him, such permitted transferee or, in the event of the legal incapacity of any such person, the guardian or legal representative acting on behalf of such person in a fiduciary capacity under state law and court supervision.

         4. The option price may be less than, equal to or greater than the fair market value of the shares covered by the option, as determined by the Board of Directors on the date that the grant of the option is authorized. The option price shall be payable (a) in cash or by check acceptable to the Company, (b) at the discretion of the Board of Directors, by the transfer to the Company by the optionee of shares of the Company's Common Stock having a value at the time of exercise equal to the total option price or (c) by a combination of such methods of payment. Any option may provide for deferred payment of the option price from the proceeds of the sale through a bank or broker of some or all of the shares of stock to which the exercise relates.

         5. The form of each Stock Option Agreement shall be prescribed, and any Stock Option Agreement evidencing an outstanding option may with the concurrence of the affected optionee be amended, by the Board of Directors, provided that the terms and conditions of each Stock Option Agreement and amendment are not inconsistent with this Stock Option Plan.

         6. The Board of Directors may, with the concurrence of the affected optionee, cancel any option granted under this Stock Option Plan. In the event of any such cancellation, the Board of Directors may authorize the granting of new options (which may or may not cover the same number of shares that had been the subject of any prior option) in such manner, at such option price and subject to the same terms, conditions and discretion as would have been applicable under this Stock Option Plan had the canceled options not been granted.

         7. This Stock Option Plan shall be administered by the Board of Directors, which may from time to time delegate all or any part of its authority under this Stock Option Plan to a committee of not less than two Directors appointed by the Board of Directors. The members of the committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or any successor rule to the same effect. To the extent of any such delegation, references in the Stock Option Plan to the Board of Directors shall also refer to the committee. A majority (or both in the case of a committee of two) of the members of the committee shall constitute a quorum, and any action taken by a majority (or both in the case of a committee of two) of the members of the committee who are present at any meeting of the committee at which a quorum is present, or any actions of the committee that are unanimously approved by the members of the committee in writing, shall be the acts of the committee.

         8. (a) Members of the Board of Directors who are not employees of the Company or any of its subsidiaries ("Nonemployee Directors") shall be automatically granted nonqualified stock options under this Stock Option Plan as follows:

                  (i) A nonqualified option to purchase 30,000 shares of the
              Company's Common Stock shall be granted to each Nonemployee Director on the date he or she is first elected or appointed to the Board of Directors on or after September 30, 1996.

                  (ii) A nonqualified option to purchase 30,000 shares of
              Company's Common Stock shall be granted to each Nonemployee Director, in the case of Nonemployee Directors who were members of the Board of Directors prior to September 30, 1996, every three fiscal years subsequent to the last grant to such Nonemployee Director pursuant to the Company's 1991 Stock Option Plan on the anniversary date of such grant, and in the case of Nonemployee Directors who became members of the Board of Directors on or after September 30, 1996, every three years subsequent to the date of his or her initial grant of 30,000 shares pursuant to Paragraph 8(a)(i) on the anniversary date of such initial grant.

                  (iii) Immediately following the fifth annual meeting of the
              Company's stockholders that is held following the commencement of his or her continuous service as a Nonemployee Director, a nonqualified option to purchase 7,000 shares of the Company's Common Stock shall be granted to each Nonemployee Director whose fifth anniversary of continuous service as a Nonemployee Director occurs at any time following such annual meeting.

         If a Nonemployee Director becomes an employee of the Company or any of its subsidiaries at any time prior to the fifth anniversary of his or her continuous service as a Nonemployee Director and then resumes or continues his or her service as a Nonemployee Director following the termination of such employment, his or her continuous service as a Nonemployee Director shall be tolled during the period of such employment for the purposes of subparagraphs
(ii) and (iii) of this Paragraph 8(a).

         (b) Each grant of nonqualified stock options under this Paragraph 8 shall be evidenced by an agreement in the form attached to this Stock Option Plan as Exhibit A, which shall be signed on behalf of the Company by an officer thereof and accepted and agreed to by the Nonemployee Director optionee.

         (c) The option price per share of Common Stock payable upon the exercise of any nonqualified stock option granted under this Paragraph 8 shall be the closing price of the Company's Common Stock on the NASDAQ National Market System on the date on which the option is granted.

         (d) The provisions of Paragraphs 2, 3, 4, 5, 6 and 7 of this Stock Option Plan do not apply to the grants of nonqualified stock options to be made to Nonemployee Directors pursuant to this Paragraph 8.

         (e) The provisions of this Section 8 shall apply to any Nonemployee Director who is a member of the Board of Directors on September 30, 1996 or who is elected to the Board during the five-year period from September 30, 1996 through September 30, 2001.

         9. The Board of Directors may make or provide for such adjustments in the option price and in the number or kind of shares of stock in the Company or other securities covered by outstanding options as the Board of Directors in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of optionees that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock or (c) other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also make or provide for such adjustments in the number or kind of shares granted automatically pursuant to Section 8 of this Stock Option Plan as the Board of Directors in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 9. In the event of any such transaction or event, the Board of Directors may provide in substitution for any or all outstanding options under this Stock Option Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced.

         10. Notwithstanding anything to the contrary set forth in this Stock Option Plan, under no circumstances may any one optionee be granted options hereunder if such grant, when taken together with all grants to such optionee within the preceding three year period, would result in such optionee having been granted options during such three year period with respect to more than 150,000 shares of Common Stock.

         11. This Stock Option Plan may be amended from time to time by the Board of Directors; provided, however, without the further approval of the stockholders of the Company, no such amendment shall (a) increase the aggregate number of shares of the Company's Common Stock that may be issued and sold under this Stock Option Plan (except that adjustments authorized by the last sentence of Paragraph 6 shall not be limited by this provision) or (b) change the designation in Paragraph 2 of the class of employees eligible to receive options.

                                     PROXY
                      CHRYSALIS INTERNATIONAL CORPORATION

                    575 ROUTE 28, RARITAN, NEW JERSEY 08869

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Desmond H. O'Connell, Photios T. Paulson and Dr. Barry M. Sherman, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of Chrysalis International Corporation (the "Company"), to be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059, on June 16, 1998 at 9:00 A.M., local time, or at any adjournments or postponements thereof, and with all powers the undersigned would possess, if present, to vote on all the matters presented on the other side of this proxy card and in accordance with their judgment on all other matters coming before such meeting.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                      CHRYSALIS INTERNATIONAL CORPORATION

                                 JUNE 16, 1998



                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

Proposal 1:              FOR      WITHHOLD        NOMINEE:  Photios T. Paulson
  Election of three                                         W. Leigh Thompson
  Class I Director       [ ]         [ ]                    Jack Berbut
  Nominees listed at right, to serve until their successors are duly elected and qualified, as described in the accompanying Proxy Statement.

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

Proposal 2:                     FOR          AGAINST          ABSTAIN
  Approval of amendment to      [ ]            [ ]              [ ]
  1998 Stock Option Plan.


Proposal 3:                     FOR          AGAINST          ABSTAIN
  Ratification of KPMG Peat     [ ]            [ ]              [ ]
  Marwick LLP as independent
  certified public accountants
  for fiscal 1998.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

Please complete, date, sign and return the proxy promptly using the enclosed envelope whether or not you expect to attend the Annual Meeting. You may nevertheless vote in person if you attend.


SIGNATURE(S)___________________________________________  DATE_________________


SIGNATURE(S)___________________________________________  DATE_________________